         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    _X_
Filed by a Party other than the Registrant  ___

Check the appropriate box:

___       Preliminary Proxy Statement
_X_       Definitive Proxy Statement
___       Definitive Additional Materials
___       Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

                     Southern California Edison Company
________________________________________________________________________
                            (Name of Registrant as Specified in its Charter)

                               Kenneth S. Stewart
________________________________________________________________________
                               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

_X_       $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-
          6(j)(2)
___ $500 per each party to the controversy pursuant to Exchange Act rule 14a-6(i)(3).
___ Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

          (1)   Title of each class of securities to which transaction applies:

                _____________________________________________________________

          2)    Aggregate number of securities to which transaction applies:

                _____________________________________________________________


          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                _____________________________________________________________

          4)    Proposed maximum aggregate value of transaction:

                _____________________________________________________________

          Set forth the amount on which the filing fee is calculated and state how it is determined.

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)    Amount Previously Paid:

                _____________________________________________________________

          2)    Form, Schedule or Registration Statement No.:

                _____________________________________________________________

          3)    Filing Party:

                _____________________________________________________________

          4)    Date Filed:

                _____________________________________________________________

                                   Southern California Edison Company





                                Notice of Annual Meeting of Shareholders


                                                   and


                                          Joint Proxy Statement






                                             Annual Meeting
                                             April 21, 1994

                                   Southern California Edison Company
                                 P.O. Box 800, 2244 Walnut Grove Avenue
                                       Rosemead, California 91770

                                                              March 11, 1994


DEAR SHAREHOLDER:

    You are invited to attend the annual meeting of shareholders of Southern California Edison Company ("Edison") on Thursday, April 21, 1994, at 10:00 A.M. This meeting will be held at the Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California. The accompanying Joint Proxy Statement contains information about the matter to be considered at the annual meeting by the Edison shareholders.
Edison's Annual Report to Shareholders for 1993 is furnished with the Joint Proxy Statement.

    As discussed in the Joint Proxy Statement, one important matter will be presented at the annual meeting for your consideration. The matter on the agenda is the election of the Directors who will be responsible for the direction of the affairs of Edison until the next annual meeting and until their successors are duly elected and qualified.

    Your Board of Directors and Management recommend that you vote "FOR" the nominees for Directors listed in the Joint Proxy Statement.

    Whether or not you expect to attend the annual meeting, it is important that your shares be represented at this meeting. Accordingly, we request that you complete, sign, date and return your proxy as soon as possible.

    The continuing interest of the shareholders in the business of Edison is appreciated, and we hope many will attend the annual meeting.





                                             John E. Bryson
                                          Chairman of the Board
                                       and Chief Executive Officer




                                                IMPORTANT


   In order to assure the presence of a quorum of shareholders at the annual meeting, please sign, date and mail the enclosed proxy promptly. Please sign (do not print) your name exactly as it appears on the enclosed proxy. When signing as attorney, executor, administrator, trustee or guardian, please include your full title. Please have an authorized officer whose title is indicated sign for corporations, charitable institutions and governmental units. For partnerships, please have a partner sign and indicate partnership status.

                                   Southern California Edison Company
                                 P.O. Box 800, 2244 Walnut Grove Avenue
                                       Rosemead, California 91770

                               ===========================================

                                        NOTICE OF ANNUAL MEETING
                                       OF SHAREHOLDERS TO BE HELD
                                             APRIL 21, 1994

                               ===========================================

     The annual meeting of the shareholders of Southern California Edison Company ("Edison") will be held at 10:00 A.M. on Thursday, April 21, 1994, at the Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California, to consider and act upon the matter discussed in the accompanying Joint Proxy Statement as follows:

  Item No. 1.          Election of Directors--the names of the nominees for
                       Directors intended to be presented for election are as follows:

                          Howard P. Allen                J. J. Pinola
                          Norman Barker, Jr.             James M. Rosser
                          John E. Bryson                 Henry T. Segerstrom
                          Camilla C. Frost               E. L. Shannon, Jr.
                          Walter B. Gerken               Robert H. Smith
                          Joan C. Hanley                 Daniel M. Tellep
                          Carl F. Huntsinger             James D. Watkins
                          Charles D. Miller              Edward Zapanta;
                          Luis G. Nogales

and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

     Shareholders of record at the close of business on March 4, 1994, are entitled to notice of and to vote at this annual meeting. The following individuals will be admitted to the meeting:

     1.     Shareholders of record, and their spouses;

     2. Individuals holding written proxies executed by shareholders of record on the record date;

     3. Shareholders who provide written verification from their brokerage firm that they owned stock held in the name of the brokerage firm (that is, stock held in so-called "street name") on the record date, and their spouses; and

     4.     Other individuals with the approval of the Secretary of Edison.

Dated March 11, 1994.

                                             For the Board of Directors,




                                             KENNETH S. STEWART, Secretary

                                                 SCEcorp
                                   SOUTHERN CALIFORNIA EDISON COMPANY

                             ===============================================

                                          JOINT PROXY STATEMENT

                             ===============================================


                                              INTRODUCTION

     This Joint Proxy Statement is provided to the shareholders of SCEcorp and Southern California Edison Company ("Edison") in connection with their respective annual meetings of shareholders and any adjournments or postponements thereof. The annual meetings are scheduled to be held at 10:00 A.M., Pacific Time, on Thursday, April 21, 1994, at the Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California. The SCEcorp and Edison annual meetings will be held in conjunction with each other at the same time and location.

                                           GENERAL INFORMATION

Solicitation of Proxies

     The Boards of Directors of SCEcorp and Edison are soliciting proxies hereunder for use at their respective annual meetings, and forms of proxy are being provided with this Joint Proxy Statement. This Joint Proxy Statement, the enclosed forms of proxy and the respective Annual Reports to Shareholders for 1993 are being distributed together beginning March 11, 1994 to shareholders of SCEcorp and Edison, respectively.

     The costs of solicitations of proxies will be borne by SCEcorp and Edison. Directors, officers and other employees of Edison may, without additional compensation (except for customary overtime pay, when applicable), solicit proxies by mail, in person or by telecommunication. Brokers, fiduciaries, custodians and other nominees will be reimbursed for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of SCEcorp and Edison stock. In addition, D.F. King & Co., Inc. (1-800-669-5550) will assist SCEcorp and Edison in the solicitation of proxies for an aggregate fee estimated not to exceed $15,500 plus reasonable out-of-pocket expenses.

Record Date and Voting Securities

     The Boards of Directors of SCEcorp and Edison have fixed the close of business on March 4, 1994 as the record date for the determination of holders of SCEcorp and Edison voting securities entitled to notice of and to vote at their respective annual meetings. As of February 17, 1994, there were 447,799,172 shares of Common Stock, without par value, of SCEcorp ("SCEcorp Common Stock"), outstanding and entitled to vote, and 434,888,104 shares of Common Stock, without par value, of Edison ("Edison Common Stock"), 11,350,198 shares of Cumulative Preferred Stock, $25 par value, of Edison ("Edison Cumulative Preferred Stock"), and 3,500,000 shares of $100 Cumulative Preferred Stock, $100 par value, of Edison ("Edison $100 Cumulative Preferred Stock"), outstanding and entitled to vote.

Voting Rights

     Each share of SCEcorp Common Stock is entitled to one vote. Each share of Edison Cumulative Preferred Stock is entitled to six votes, each share of Edison $100 Cumulative Preferred Stock is entitled to two votes and each share of Edison Common Stock is entitled to one vote. Shares represented by executed proxies received by SCEcorp or Edison, respectively, prior to the annual meeting will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

     Any SCEcorp or Edison shareholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing, respectively, with the Secretary of SCEcorp, at 2244 Walnut Grove Avenue, P.O. Box 999, Rosemead, California 91770, or the Secretary of Edison, at 2244 Walnut Grove Avenue, P.O. Box 350, Rosemead, California 91770, written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the annual meeting. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

     Attendance at the annual meeting is limited to those individuals described in the letter from the Secretary at the front of this Joint Proxy Statement. A shareholder of SCEcorp and/or Edison that is a corporation, partnership, association or other organization or entity will be limited to three authorized representatives at the annual meeting.

     The SCEcorp Board and the Edison Board respectively recommend the election of the SCEcorp and Edison Boards' nominees for Directors.

     The SCEcorp Board recommends that the SCEcorp shareholders vote AGAINST adoption of the shareholder proposal regarding Executive Officer and Director Compensation. This matter is to be voted on by the SCEcorp shareholders only.

          ITEM NO. 1 -- ELECTION OF DIRECTORS OF SCEcorp AND EDISON

Nominees for Election as Directors

     Seventeen Directors are to be elected to each of the SCEcorp and Edison Boards to hold office until the next annual meetings or until their successors are elected and qualified. The seventeen SCEcorp nominees for Directors and the seventeen Edison nominees for Directors receiving the highest number of affirmative votes shall be elected to the SCEcorp Board and Edison Board, respectively. Unless authority to vote is withheld or another contrary instruction is indicated, signed proxies received will be voted for the election of the SCEcorp and Edison Boards' nominees for Directors. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a Director, and the size of the SCEcorp and Edison Boards is not reduced accordingly, the proxyholders named in the enclosed proxy will vote for substitute nominees at their discretion. Votes cast against a Director and votes withheld have no legal effect. The nominees for Directors of SCEcorp and Edison are the same. A brief biography of each nominee is presented below.

HOWARD P. ALLEN, Chairman of the Executive Committees and Consultant to SCEcorp and Edison, has been a Director of Edison since 1980, a Director of SCEcorp since 1988, Chairman of the Executive Committees since 1989, and a consultant to both companies since 1990. Mr. Allen joined Edison in 1954, following service as Assistant Dean and Assistant Professor of Law at Stanford Law School. He was elected Vice President in 1962, Senior Vice President in 1971, Executive Vice President in 1973, President in 1980, Chairman of the Board and Chief Executive Officer in 1984, and was re-elected President in 1987. He was elected Chairman of the Board, President and Chief Executive Officer of SCEcorp in 1988 when the corporation became the parent holding company of Edison, and served in this position for both companies until his retirement in 1990. Mr. Allen is a Director of AMR Corporation, American Airlines, Inc., Computer Sciences Corporation, PS Group, Inc., The Parsons Corporation, The Ralph
M. Parsons Co., The Presley Companies, and Trust Company of the West. He is a graduate of Pomona College and Stanford Law School. Age 68.

Member of the executive (Chairman) and finance committees of SCEcorp and Edison

NORMAN BARKER, JR., Chairman of the Board of Pacific American Income Shares, Inc. (a closed-end bond fund), has been a Director of Edison since 1969 and a Director of SCEcorp since 1988. Mr. Barker was formerly Chairman of the Board of First Interstate Bank of California from 1973 through early 1985, Chairman of the Board of First Interstate Bank, Ltd. in 1985, and Vice Chairman of the Board of First Interstate Bancorp from 1980 to 1985. Mr. Barker is a Director of American Health Properties, Inc., the Automobile Club of Southern California, ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Trust Company of the West Convertible Securities Fund, Inc. He holds two degrees from the University of Chicago. Age 71.

Member of the finance (Chairman), nominating and compensation committees of SCEcorp and Edison


JOHN E. BRYSON, Chairman of the Board and Chief Executive Officer of SCEcorp and Edison, and a Director of The Mission Group (a nonutility subsidiary of SCEcorp), has been a Director of SCEcorp and Edison since 1990. Mr. Bryson joined Edison in 1984 as Senior Vice President. He was elected Executive Vice President and Chief Financial Officer of Edison in 1985, Executive Vice President and Chief Financial Officer of SCEcorp in 1988, and was elected to his present positions in 1990. Immediately prior to joining Edison, Mr. Bryson was a partner in the law firm of Morrison
& Foerster. From 1979 through 1982, Mr. Bryson served as President of the California Public Utilities Commission and earlier served as Chairman of the California State Water Resources Control Board. He is a Director on the Boards of First Interstate Bancorp, Pacific American Income Shares, Inc., and The Times Mirror Company, and a Trustee of Stanford University. He is a graduate of Stanford University and Yale Law School. Age 50.

Member of the executive committees of SCEcorp and Edison


CAMILLA C. FROST, Trustee of the Chandler Trusts 1 and 2 and a Director and Secretary-Treasurer of Chandis Securities Company (Chandler Family Holding Company), has been a Director of Edison since 1985 and a Director of SCEcorp since 1988. Mrs. Frost has been associated with the Los Angeles County Museum of Art since 1960, was elected President of the Board of Trustees in 1978, served as Chairman of the Board from 1982 to 1986, and served as Chairman of the Executive Committee from 1986 to 1990. Mrs. Frost has held her present positions at Chandler Trusts and Chandis Securities Company since 1975. She is a Trustee of the California Institute of Technology and Wellesley College. Mrs. Frost is a graduate of Wellesley College. Age 68.

Member of the compensation and nominating committees of SCEcorp and Edison


WALTER B. GERKEN, Chairman of the Executive Committee of Pacific Mutual Life Insurance Company, has been a Director of Edison since 1977 and a Director of SCEcorp since 1988. Mr. Gerken joined Pacific Mutual in 1967 as Financial Vice President, was elected President in 1972, Chairman of the Board and Chief Executive Officer in 1975, and has held his present position since 1987. He is a Director of the Automobile Club of Southern California. Mr. Gerken is a graduate of Wesleyan University and Syracuse University. Age 71.

Member of the executive and nominating (Chairman) committees of SCEcorp and Edison


JOAN C. HANLEY, General Partner of Miramonte Vineyards, has been a Director of Edison since 1980 and a Director of SCEcorp since 1988. Mrs. Hanley has served as General Partner and Manager of Miramonte Vineyards since 1973. She was formerly a Public Affairs Consultant for Monaghan Company-Long Point (a land development company) during 1990 and 1991. She is a Director of California Agricultural Education Foundation and a Trustee of Pomona College. Mrs. Hanley is a graduate of the University of Washington. Age 61.

Member of the audit and finance committees of SCEcorp and Edison

CARL F. HUNTSINGER, General Partner of DAE Limited Partnership, Ltd. (agricultural management), has been a Director of Edison since 1983 and a Director of SCEcorp since 1988. Mr. Huntsinger has held his present position at DAE Limited Partnership, Ltd. since the dissolution of DAE Holding, Inc. in 1986, after having served as President, Chief Executive Officer and Director of DAE Holding since 1979. He served as President of VETCO from 1968 to 1974, and as President of Blue Goose Growers, Inc., from June 1983 to April 1984. Mr. Huntsinger is a graduate of the Massachusetts Institute of Technology. Age 64.

Member of the audit and finance committees of SCEcorp and Edison


CHARLES D. MILLER, Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation (manufacturer of self-adhesive products), formerly Avery International Corporation, has been a Director of Edison since 1987 and a Director of SCEcorp since 1988. Mr. Miller joined Avery Dennison in 1964 and was elected President and Chief Operating Officer in 1975, President and Chief Executive Officer in 1977, and to his present position in 1983. He has been a Director of Avery Dennison since 1975.
He is a Director of Great Western Financial Corporation, Nationwide Health Properties, Inc., and Pacific Mutual Life Insurance Company. Mr. Miller is a graduate of Johns Hopkins University. Age 66.

Member of the audit and compensation (Chairman) committees of SCEcorp and Edison


LUIS G. NOGALES, President of Nogales Partners (media acquisition firm) has been a Director of Edison and SCEcorp since 1993. Mr. Nogales joined his present company in 1990, and was formerly a general partner of Nogales Castro Partners, Inc. (media acquisition firm) from 1989 to 1990, President of Univision (predominant Spanish language television network) from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a Director of Adolph Coors Company, Portland Radio, Inc., Redlands Radio, Inc., and the Inter-America Dialogue and a Trustee of Stanford University and The Ford Foundation.
He is a graduate of San Diego State University and Stanford Law School.
Age 50.

Member of the finance committees of SCEcorp and Edison.


J. J. PINOLA, Retired Chairman of the Board and Chief Executive Officer of First Interstate Bancorp, has been a Director of Edison since 1985 and a Director of SCEcorp since 1988. Mr. Pinola joined First Interstate Bank of California as President, Chief Operating Officer and a Director in 1976 and served as Chairman of the Board and Chief Executive Officer of First Interstate Bancorp from 1978 until his retirement in 1990. He is a Director of First Interstate Bancorp, First Interstate Bank of California and Lockheed Corporation. Mr. Pinola is a graduate of Bucknell University and has completed studies at Dartmouth College and Harvard University.
Age 68.

Member of the compensation and nominating committees of SCEcorp and Edison


JAMES M. ROSSER, President of California State University, Los Angeles ("CSULA"), has been a Director of Edison since 1985 and a Director of SCEcorp since 1988. Dr. Rosser has held his present position at CSULA since 1979 following service as Vice Chancellor of the Department of Higher Education for the State of New Jersey from 1974 to 1979 and Associate Vice Chancellor for Academic Affairs at the University of Kansas from 1970 to 1974. He is a member of the Board of Directors of Fedco, Inc., Sanwa Bank California, the Hispanic Urban Center, the American Council for the Arts, the Los Angeles Urban League, and the Los Angeles Philharmonic Association. In addition, he is a member of the National Science Foundation Directorate for Education and Human Resources Advisory Committee, and a former member of the National Advisory Council on Aging under the National Institutes of Health. He is also a Board Member and past President of the Los Angeles Area Council of the Boy Scouts of America. Dr. Rosser holds three degrees from Southern Illinois University. Age 54.

Member of the finance and nominating committees of SCEcorp and Edison

HENRY T. SEGERSTROM, Managing Partner of C. J. Segerstrom & Sons (real estate development), has been a Director of Edison since 1973 and a Director of SCEcorp since 1988. Mr. Segerstrom has been associated with
C. J. Segerstrom & Sons, developers of South Coast Plaza and South Coast Plaza Town Center, since 1948 and has been Managing Partner since 1963. Mr. Segerstrom served as Chairman of the Board and Chief Executive Officer of the Orange County Performing Arts Center from 1987 to 1990. He is a Director of Safeco Corporation and Urban Shopping Centers, Inc. Mr. Segerstrom holds two degrees from Stanford University. Age 70.

Member of the audit (Chairman) and finance committees of SCEcorp and Edison

E. L. SHANNON, JR., Retired Chairman of the Board of Santa Fe International Corporation (engaged in investing and ranching), has been a Director of Edison since 1977 and a Director of SCEcorp since 1988.
Mr. Shannon joined Santa Fe International Corporation in 1953, was elected President and Chief Executive Officer in 1962 and served as Chief Executive until his retirement in 1991. He served as non-executive Chairman until December 1993. Mr. Shannon is a graduate of the University of California, Berkeley. Age 67.

Member of the executive and compensation committees of SCEcorp and Edison

ROBERT H. SMITH, Managing Director, Smith and Crowley, Inc. (merchant banking), has been a Director of Edison since 1987 and a Director of SCEcorp since 1988. Mr. Smith was formerly Chairman of the Board and Chief Executive Officer of Security Pacific Corporation until 1992. He joined Security Pacific National Bank in 1961, and was elected Executive Vice President in 1980, Vice Chairman of Security Pacific Corporation and Security Pacific National Bank in 1984, President, Chief Executive Officer and Director of Security Pacific National Bank in 1987, and assumed his former positions at Security Pacific Corporation in 1990. He is a Director of the J. G. Boswell Company, Oasis Residential, Inc., and Pinkerton, Inc., and a Trustee of the University of Santa Clara and the University of Southern California. He is a graduate of the University of Southern California and holds a Law Degree from Van Norman University.
Age 58.

Member of the executive and nominating committees of SCEcorp and Edison

DANIEL M. TELLEP, Chairman of the Board and Chief Executive Officer of Lockheed Corporation (aerospace industry), has been a Director of Edison and SCEcorp since 1992. Mr. Tellep joined Lockheed Missiles & Space Company ("LMSC"), a wholly-owned subsidiary of Lockheed Corporation, in 1955. He was elected Vice President and Assistant General Manager of LMSC in 1975, Executive Vice President of LMSC in 1983, Vice President of Lockheed Corporation in 1983, President of LMSC in 1984, Group President of Lockheed Missiles and Space Systems (another subsidiary of Lockheed Corporation) in 1986, a Director of Lockheed Corporation in 1987, and President of Lockheed Corporation in 1988. Mr. Tellep was elected to his present position in 1989. He is a Director of First Interstate Bancorp. He holds two degrees from the University of California at Berkeley and has completed studies at Harvard University. Age 62.

Member of the audit and compensation committees of SCEcorp and Edison

JAMES D. WATKINS (Admiral USN, Retired), President, Joint Oceanographic Institutions, Inc. (a non-profit consortium that manages academic research projects), has been a Director of Edison and SCEcorp since 1993. The Admiral was the Secretary of Energy of the United States from 1989 to 1993. Prior to his appointment as Secretary of Energy, Admiral Watkins served as a Director of Philadelphia Electric Company and VESTAR, Inc.
(a pharmaceutical company), and was a consultant to the Carnegie Corporation of New York. From 1982 to 1986, he served as the Chief of Naval Operations, capping a career spanning nearly four decades. He was also appointed to chair the Presidential Commission on AIDS from 1987 to 1988. He is a Trustee of the Carnegie Corporation of New York and once again a Director of VESTAR. The Admiral is a graduate of the United States Naval Academy, the United States Naval Postgraduate School, and the Oak Ridge National Laboratory. Age 67.

Member of the audit committees of SCEcorp and Edison

EDWARD ZAPANTA, M.D., a practicing physician providing neurosurgical care in the East Los Angeles and Monterey Park communities, has been in private practice since 1970 and has been a Director of Edison since 1984 and a Director of SCEcorp since 1988. Dr. Zapanta is President of Universal Medi-Co (managed care medical group which merged in 1992 to form Health Care Partners). He is also a Director of The Times Mirror Company and a Trustee of the University of Southern California. He attended the University of California at Los Angeles, and is a graduate of the University of Southern California School of Medicine. Age 55.

Member of the audit and executive committees of SCEcorp and Edison

Stock Ownership of Directors and Executive Officers(1) of SCEcorp and
Edison

     The following table presents certain information as of December 31, 1993, regarding the equity securities of SCEcorp and Edison beneficially owned by the Directors, any Nominees who are not currently serving as Directors, the Executive Officers named in the "Summary Compensation Table" below under "Executive Compensation Table--SCEcorp and Edison," and the Directors, Nominees, and Executive Officers of SCEcorp and Edison as a group:

                                                                                                   Amount and
                                                                                                  Nature of
                                                                    Company and                  Beneficial
                       Name                                       Class of Stock                  Ownership(2)(3)

Howard P. Allen . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                  232,615(4)
Norman Barker, Jr . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                    2,614(5)
John E. Bryson. . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                  137,679(6)
Bryant C. Danner. . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   21,595(7)
Alan J. Fohrer. . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   20,030(8)
Camilla C. Frost. . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                    1,800(9)
Walter B. Gerken. . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   2,995
Joan C. Hanley. . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   5,915(10)
Carl F. Huntsinger. . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   2,411
Charles B. McCarthy, Jr.. . . . . . . . . . . . . . . . .   SCEcorp Common Stock                  49,220(11)
Charles D. Miller . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                    2,667(9)
Luis G. Nogales . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                     200
J. J. Pinola. . . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   3,060(12)
Harold B. Ray . . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                  30,740(13)
James M. Rosser . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                    1,200(5)
Henry T. Segerstrom . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                    4,400(5)
E. L. Shannon, Jr.. . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                  28,845(14)
Robert H. Smith . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   1,215(15)
                                                            Edison Cumulative Preferred             2,000(5)
Daniel M. Tellep. . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   2,202(16)
James D. Watkins. . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                     411(17)
Edward Zapanta. . . . . . . . . . . . . . . . . . . . . .   SCEcorp Common Stock                   1,996(18)
All Directors, Nominees, and Executive
 Officers of SCEcorp as a group (45 individuals). . . . .   SCEcorp Common Stock                 981,112(19)
                                                            Edison Cumulative Preferred             2,000(5)
All Directors, Nominees, and Executive
 Officers of Edison as a group (36 individuals) . . . . .   SCEcorp Common Stock                 789,216(20)
                                                            Edison Cumulative Preferred             2,000(5)

- ----------------
 (1) The Executive Officers of SCEcorp and Edison, as the term is used in this Joint Proxy Statement unless otherwise indicated, are defined as the Chairman of the Board and Chief Executive Officer, President, the elected Vice Presidents and the Secretary of SCEcorp and Edison, respectively. In addition, the Executive Officers of SCEcorp include the Executive Officers of Edison; and the Chief Executive Officers and Presidents, Executive Vice Presidents, and Senior Vice Presidents of Mission Energy Company, Mission First Financial, and Mission Land Company, its nonutility subsidiaries, who may be deemed policy makers of SCEcorp.

 (2) Unless otherwise indicated, shares are held with sole voting and investment power.

 (3) No Director owns, no Nominee owns, no named Executive Officer owns, nor do the Directors, Nominees, and Executive Officers of SCEcorp or Edison as a group own in excess of 1% of the outstanding shares of (i) SCEcorp Common Stock, or (ii) any other class of SCEcorp's or Edison's outstanding equity securities.

 (4) Includes 45,526 shares held as Co-Trustee, 79,989 shares credited under employee benefit plans known as the Stock Savings Plus Plan
       (the "SSPP") and the Employee Stock Ownership Plan (the "ESOP"), and 107,100 shares with respect to which the right exists to acquire beneficial ownership within sixty days through the exercise of options granted under an employee benefit plan known as the 1987 Long-Term Incentive Compensation Plan as amended and restated by the SCEcorp Officer Long-Term Incentive Compensation Plan effective April 16, 1992 (the "LTICP"). Shares for which instructions are not received may be voted by the SSPP Trustee in its discretion; shares for which instructions are not received may not be voted by the ESOP Trustee.

 (5)   Shares held in broker's name.

 (6) Includes 3,412 shares credited under the SSPP and ESOP, and 134,267 shares with respect to which the right exists to acquire beneficial ownership within sixty days through the exercise of options granted under the LTICP.

 (7) Includes 261 shares credited to SSPP and 19,334 shares with respect to which the right exists to acquire beneficial ownership within 60 days through the exercise of options granted under the LTICP.

 (8) Includes 4,430 shares credited to SSPP and ESOP and 15,600 shares with respect to which the right exists to acquire beneficial ownership within 60 days through the exercise of options granted under the LTICP.

 (9)   Shares held as Trustee.

(10)   Shares held as Co-Trustee.

(11) Includes 9,638 shares credited under the SSPP and ESOP, and 39,582 shares with respect to which the right exists to acquire beneficial ownership within sixty days through the exercise of options granted under the LTICP.

(12) Includes 400 shares held in broker's name, and 2,660 shares held as co-trustee.

(13) Includes 4,073 shares credited under the SSPP and ESOP, and 26,667 shares with respect to which the right exists to acquire beneficial ownership within sixty days through the exercise of options granted under the LTICP.

(14) Includes 5,045 shares held as Trustee, 23,400 shares held in nominee name with the Director designated as Trustee, and 400 shares held indirectly in spouse's name of which Director disclaims beneficial ownership.

(15) Includes 1,200 shares held in broker's name and 15 shares held in custodial name.

(16)   Includes 2,200 shares held in broker's name and 2 shares held as Co-
       Trustee.

(17) Includes 211 shares held with another person and 200 shares held in broker's name.

(18)   Includes 1,336 shares held in broker's name.

(19) Includes 3,363 shares held with other persons, 63,615 shares held in trustee accounts, 18,094 shares held in brokers' names, 23,400 shares held in nominee name, 623 shares held in custodial names,

       404 shares held in spouse's name, 215,215 shares credited to participants under the SSPP and the ESOP, and 649,540 shares with respect to which the right exists to acquire beneficial ownership within sixty days through the exercise of options granted under the LTICP. The SCEcorp Executive Officers include all of the Edison Executive Officers. Therefore, the share ownership balances shown duplicate, in part, the information shown immediately below.

(20) Includes 3,363 shares held with other persons, 63,615 shares held in trustee accounts, 16,294 shares held in brokers' names, 23,400 shares held in nominee name, 15 shares held in custodial names, 404 shares held in spouse's name, 177,199 shares credited to participants under the SSPP and the ESOP, and 498,072 shares with respect to which the right exists to acquire beneficial ownership within sixty days through the exercise of options granted under the LTICP.

Executive Compensation Table -- SCEcorp and Edison

    The following table presents certain information regarding compensation of the Chief Executive Officer of SCEcorp and Edison ("CEO") and the four most highly compensated Executive Officers of SCEcorp and Edison other than the CEO (together with the CEO, the "Named Officers"), for services rendered in all capacities to SCEcorp, Edison, and/or other SCEcorp subsidiaries during 1991, 1992, and 1993.

                                      SUMMARY COMPENSATION TABLE(1)

                                                                            Long-Term Compensation
                                                                            ----------------------
                                             Annual Compensation              Awards          Payouts
                                             -------------------              ------          -------
    (a)                      (b)       (c)         (d)        (e)          (f)       (g)        (h)        (i)
                                                             Other         Re-   Securities                All
  Name                                                      Annual      stricted Underlying               Other
   and                                                      Compen-       Stock   Options/     LTIP      Compen-
Principal                            Salary       Bonus     sation      Award(s)    SARs      Payouts    sation
 Position                   Year       ($)       ($)(2)       ($)          ($)     (#)(3)       ($)      ($)(4)
- ----------                  ----     -------     ------     -------     --------  ---------   -------    -------

John E. Bryson,              1993    600,000     325,000     57,144(5)      --       44,000        --    127,974
Chairman of the Board        1992    560,000     345,800        801         --       48,000        --    103,267
and Chief Executive          1991    500,000     310,000      1,711         --       48,000   125,526     84,485
Officer of SCEcorp and Edison

Bryant C. Danner,            1993    318,000     105,000      2,391         --       18,000        --      3,720
Senior Vice President        1992    150,000      60,800        751         --       20,000        --         --
and General Counsel          1991         --          --                    --           --        --         --
of SCEcorp and Edison

Alan J. Fohrer,              1993    213,986     125,000(6)     457         --       15,000        --     12,001
Senior Vice President and    1992    159,583      60,800         24         --        8,400        --      7,671
Chief Financial Officer      1991    137,000      50,800         --         --        5,000        --      5,451
of SCEcorp and Edison

Harold B. Ray,               1993    236,000     100,000        610         --       17,000        --     15,298
Senior Vice President        1992    222,000      94,900         96         --       12,000        --     12,993
of Edison                    1991    208,000      79,600        139         --       13,000    49,254     11,755

Charles B. McCarthy, Jr.,    1993    226,000      81,360      2,021         --       12,000        --    329,070(7)
Senior Vice President        1992    216,000      77,800      2,273         --       12,000        --     25,604
of Edison(7)                 1991    202,000      77,300      2,460         --       13,000    49,254     22,121

- ----------------
(1) Compensation information is provided for each of 1991, 1992, and 1993 for all Named Officers, including named persons who were not Executive Officers during those years.

(2) Throughout this Joint Proxy Statement, bonuses are also referred to as annual incentive compensation and annual incentive awards.

(3) No SARs were granted. Each option may be exercised for one share of SCEcorp Common Stock. The number of options have been adjusted to reflect the two-for-one split of SCEcorp Common Stock effective June
     1, 1993.   During the term of the options, amounts equivalent to
     dividends are accrued on the options at the same time and at the same rate as would be payable on the number of shares of SCEcorp Common Stock covered by the options. The amounts accumulate without interest. The executive has no right to payment of these dividend equivalents unless and until the underlying stock options are exercised. The dollar amounts of dividend equivalents paid to the Named Officers during 1993 upon exercise of options are included in the values shown in column (c) of the table below entitled "Aggregated Option/SAR Exercises in 1993 and FY-End Option/SAR Values."

(4) Includes contributions to vested defined contribution plans (the SSPP and a supplemental plan for eligible participants who are affected by participation limits of the SSPP imposed on higher paid individuals by federal tax law) for Messrs. Bryson, Danner, Fohrer, Ray, and McCarthy in the following amounts: For 1993, $28,274; $2,385; $8,069; $9,892;
     $12,097, respectively.  For 1992, $25,950; $0; $6,263; $9,013; $8,764,
     respectively.  For 1991, $20,671; $0; $4,877; $8,607; $8,451,
     respectively.

     Also includes preferential interest (that portion of interest that is considered under Securities and Exchange Commission ("SEC") rules to be at above-market rates) accrued on deferred compensation for Messrs. Bryson, Danner, Fohrer, Ray, and McCarthy in the following amounts: For 1993, $99,700; $1,335; $3,932; $5,405; $20,954, respectively. For
     1992, $77,317; $0; $1,408; $3,980; $16,839, respectively.  For 1991,
     $63,814; $0; $564; $3,148; $13,670, respectively.

(5) Includes $22,683 which is the cost of providing Mr. Bryson's survivor benefits under the 1985 deferred compensation plan.

(6) Includes a deferred $50,000 special performance award in recognition of Mr. Fohrer's service as interim CEO of Mission Energy Company.

(7) Mr. McCarthy resigned from Edison on December 31, 1993. In addition to the amounts described in footnote (4), the amount shown in Column
     (i) for 1993 includes the following amounts paid, payable or accrued to Mr. McCarthy related to his resignation: severance payments in the amounts of $119,519 and $106,500; out-placement services in the amount of $45,000, and a retainer in the amount of $25,000. Certain additional amounts may accrue and become payable as a result of the deferral of payments under various executive compensation plans. See "Employment Contracts and Termination of Employment Arrangements" below for additional information.

Option/SAR Grants Table

     The following table presents certain information regarding stock option grants pursuant to the LTICP during 1993 to the Named Officers. No SARs were granted under the LTICP during 1993.

                                        OPTION/SAR GRANTS IN 1993

                                                                                                     Grant Date
                                          Individual Grants                                             Value
- --------------------------------------------------------------------------------------               ----------
(a)                                (b)                 (c)            (d)             (e)                (f)
                                Number of          % of Total
                               Securities         Options/SARs     Exercise                             Grant
                               Underlying          Granted to       or Base                             Date
                              Options/SARs          Employees        Price        Expiration          Present
Name                        Granted(#)(1)(2)         in 1993       ($/Sh)(2)        Date(3)           Value$(4)
- ----                        ---------------       ------------    ----------      ----------          ----------
John E. Bryson                   44,000               11%           21.9375       01/02/2003           312,400
Bryant C. Danner                 18,000                4%           21.9375       01/02/2003           127,800
Alan J. Fohrer                   15,000                4%           21.9375       01/02/2003           106,500
Harold B. Ray                    17,000                4%           21.9375       01/02/2003           120,700
Charles B. McCarthy, Jr.         12,000                3%           21.9375       01/02/2003            85,200

- ---------------
(1) No SARs were granted. The options were granted under the LTICP and are subject to a three-year vesting period with each one-third of the options vesting and becoming exercisable on January 2, 1994, January
     2, 1995 and January 2, 1996, respectively. The options have a 10-year term, subject to earlier expiration upon termination of employment as described below. The options are not transferable (except by will, the laws of descent and distribution, or by a qualified domestic relations order) and may be exercised only by the executive during his or her lifetime. Each option may be exercised for one share of SCEcorp Common Stock. A dividend equivalent account has been established for each executive receiving a stock option grant. During the term of an option, amounts equivalent to dividends are accrued in this account at the same time and rate as would be payable on the number of shares of SCEcorp Common Stock covered by the option. The amounts accumulate without interest. Dividend equivalents are payable in cash (or applicable to the exercise price) only upon the exercise of the related stock option.

     If an executive retires, dies, or is permanently and totally disabled during the three-year vesting period, the unvested options will vest and be exercisable to the extent of 1/36 of the grant for each full month of service during the vesting period. Unvested options of any person who has served on the Management Committee will vest and be exercisable upon the member's retirement, death, or permanent and total disability. (All of the Named Officers have served as members of the Management Committee.) Upon retirement, death or permanent and total disability, vested options and accumulated dividend equivalents may continue to be exercised within their original term by the recipient or beneficiary. If an executive is terminated other than by retirement, death or permanent and total disability, options which had vested as of the prior anniversary date of the grant and the accumulated dividend equivalents thereon are forfeited unless the options are exercised within 180 days of the date of termination; all unvested options and the accumulated dividend equivalents thereon are forfeited on the date of termination. An executive on an unpaid leave of absence may be considered to be employed, except that any rights to any awards will be limited to the extent the award was vested at the commencement of the leave of absence.

     If the outstanding shares of SCEcorp Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of SCEcorp, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in the number and kind of shares or other securities subject to the then outstanding options and the price for each share or other unit of any other securities subject to the then outstanding options without change in the aggregate purchase price or value as to which options remain exercisable or subject to restrictions. Despite the foregoing, upon the dissolution, liquidation, reorganization, merger or consolidation of SCEcorp with one or more corporations as a result of which SCEcorp is not the surviving corporation, all options then outstanding will become vested and be exercisable unless provisions are made as part of the transaction to continue the Plan or to assume or substitute stock options of the successor corporation with appropriate adjustments as to the number of options.

     The Compensation Committee of the SCEcorp Board of Directors ("Committee") administers the LTICP and has sole discretion to determine all terms and conditions of any grant, subject to plan limits, including the price thereof which may not be less than fair market value of the underlying Common Stock on the date of grant in the case of options. In addition, with the consent of the executive, the Committee may amend the terms of any stock option grant agreement, including the price of any option, the post-termination term, and the vesting schedule. The Committee may substitute cash equivalent in value to the options.

(2) The number of options and exercise price have been adjusted to reflect the two-for-one stock split of SCEcorp Common Stock effective June 1, 1993.

(3) The options are subject to earlier expiration upon termination of employment as described in footnote(1) above.

(4) Each option granted in 1993 may be exercised for one share of SCEcorp Common Stock at an exercise price of $21.9375. The grant date value of each option was calculated as the sum of two numbers: the option value and the dividend equivalent value (described below). The option value was calculated to be $2.45 per optioned share using the Black-Scholes stock option pricing model. In making this calculation, it was assumed that the average exercise period was eight years, the volatility rate was 15%, the risk-free rate of return was 6.85%, the dividend yield was 6.38% and the stock price and exercise price were $21.9375. The aggregate grant date value represented by the option value for Messrs. Bryson, Danner, Fohrer, Ray, and McCarthy was $107,800, $44,100, $36,750, $41,650 and $29,400, respectively. The actual value that an executive may realize will depend on various factors on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the grant date value estimated by the Black-Scholes model. The estimated values under that model are based on certain assumptions and are not a prediction as to future stock price.

     During the term of an option, amounts equivalent to dividends, or dividend equivalents, are accrued on each option at the same time and rate as would be payable on the number of shares of SCEcorp Common Stock underlying the option. These amounts accumulate without interest and are paid in cash (or are applied to the exercise price) only upon exercise of the related stock option. The grant date present value of these dividend equivalents on each option granted in 1993 is calculated to be $4.65. This dividend equivalent value was calculated by (a) summing the dividends (without reinvestment) over the assumed eight-year duration of the related stock option at the current annual dividend rate of $1.42, and (b) discounting that sum to its present value assuming a discount rate of 11.8%, which was Edison's authorized return on common equity in 1993. The aggregate estimated grant date value represented by the dividend equivalents on the options granted in 1993 for Messrs. Bryson, Danner, Fohrer, Ray, and McCarthy was $204,600, $83,700, $69,750, $79,050, and $55,800, respectively. The calculation of the present value of the dividend equivalents is not a prediction of future dividends or dividend policy, and there is no assurance that the value of the dividend equivalents realized by an executive upon exercise of the related options will be at or near the value calculated as described above.

Option/SAR Exercises and Year-End Value Table

     The following table presents certain information regarding the exercise of stock options during 1993 by any of the Named Officers and regarding unexercised options held at year-end 1993 by any of the Named Officers.
No SARs were exercised during 1993 or held at year-end 1993 by any of the Named Officers.

                                 AGGREGATED OPTION/SAR EXERCISES IN 1993
                                      AND FY-END OPTION/SAR VALUES

(a)                                  (b)              (c)                 (d)                      (e)
                                                                       Number of
                                                                      Securities                Value of
                                                                      Underlying               Unexercised
                                                                      Unexercised             In-the-Money
                                                                     Options/SARs            Options/SARs at
                                   Shares                           at FY-End (#)(3)         FY-End ($)(1)(3)(4)
                                  Acquired           Value          -----------------       --------------------
                                 on Exercise       Realized          Exercisable/               Exercisable/
                                     (#)           ($)(1)(2)         Unexercisable              Unexercisable
                                ------------      ----------       -----------------        --------------------
John E. Bryson                       --                --            87,600/92,000             484,838/86,080

Bryant C. Danner                     --                --             6,667/31,333                        0/0

Alan J. Fohrer                       --                --             6,134/22,266               17,937/8,963

Harold B. Ray                     8,050            71,283            12,667/29,333              46,628/23,312

Charles B. McCarthy, Jr.             --                --                 39,582/0                   84,360/0

- ------------
(1) Each option may be exercised for one share of SCEcorp Common Stock at an exercise price equal to the fair market value of the underlying
     Common Stock on the date the option was granted.   During the term of
     an option, amounts equivalent to dividends, or dividend equivalents, are accrued on each option at the same time and rate as would be payable on the number of shares of SCEcorp Common Stock underlying the option. These amounts accumulate without interest and are payable in cash or are applicable to the exercise price, only upon exercise of the related stock option.

(2) The dollar amounts shown are the difference between fair market value of the SCEcorp Common Stock underlying the options at date of exercise and the exercise price of the options, plus the value of dividend equivalents which had accrued on the options and were paid to the executive or applied to the exercise price by the executive upon exercise of the related options. If the accrued dividend equivalents of $40,854 realized upon exercise by Mr. Ray were excluded from the value realized above, Mr. Ray would have realized $30,429.

(3)  No SARs have been granted to any of the Named Officers.

(4) Options have been treated as "in-the-money" if the fair market value of the underlying stock at year-end 1993 exceeded the exercise price of the options reduced by then accrued dividend equivalents on the related stock. The dollar amounts shown are the difference between the fair market value of the SCEcorp Common Stock underlying all unexercised in-the-money options at year-end 1993 and the exercise price of those options reduced by dividend equivalents accrued on the options at year-end 1993. If the dividend equivalents were not reflected in determining whether an option is in-the-money and were not included in determining the value of an option (i.e., they were not treated as reducing the exercise price), the aggregate value at year-end 1993 of all unexercised in-the-money options, exercisable and unexercisable, for Messrs. Bryson, Danner, Fohrer, Ray, and McCarthy was $114,214/$20,000, $0/$0, $4,168/$2,083, $10,834/$5,416, and
     $16,650/$0, respectively.

Retirement Benefits Table

     The following table presents estimated gross annual benefits payable upon retirement at age 65 to the Named Officers in the remuneration and years of service classifications indicated.

                                          PENSION PLAN TABLE(1)

                                                             Years of Service
                           ----------------------------------------------------------------------------------
Remuneration                   10          15          20           25           30          35           40
- ------------                 --------    --------    --------     --------     --------     --------     -------
  $100,000. . . . . . . .    $ 17,500    $ 26,250    $ 35,000     $ 43,750     $ 52,500     $ 57,500     $62,500
   150,000. . . . . . . .      26,250      39,375      52,500       65,625       78,750       86,250      93,750
   200,000. . . . . . . .      35,000      52,500      70,000       87,500      105,000      115,000     125,000
   250,000. . . . . . . .      43,750      65,625      87,500      109,375      131,250      143,750     156,250
   300,000. . . . . . . .      52,500      78,750     105,000      131,250      157,500      172,500     187,500
   350,000. . . . . . . .      61,250      91,875     122,500      153,125      183,750      201,250     218,750
   400,000. . . . . . . .      70,000     105,000     140,000      175,000      210,000      230,000     250,000
   450,000. . . . . . . .      78,750     118,125     157,500      196,875      236,250      258,750     281,250
   500,000. . . . . . . .      87,500     131,250     175,000      218,750      262,500      287,500     312,500
   550,000. . . . . . . .      96,250     144,375     192,500      240,625      288,750      316,250     343,750
   600,000. . . . . . . .     105,000     157,500     210,000      262,500      315,000      345,000     375,000
   650,000. . . . . . . .     113,750     170,625     227,500      284,375      341,250      373,750     406,250
   700,000. . . . . . . .     122,500     183,750     245,000      306,250      367,500      402,500     437,500
   750,000. . . . . . . .     131,250     196,875     262,500      328,125      393,750      431,250     468,750
   800,000. . . . . . . .     140,000     210,000     280,000      350,000      420,000      460,000     500,000
   850,000. . . . . . . .     148,750     223,125     297,500      371,875      446,250      488,750     531,250
   900,000. . . . . . . .     157,500     236,250     315,000      393,750      472,500      517,500     562,500
   950,000. . . . . . . .     166,250     249,375     332,500      415,625      498,750      546,250     593,750
  1,000,000 . . . . . . .     175,000     262,500     350,000      437,500      525,000      575,000     625,000
  1,050,000 . . . . . . .     183,750     275,625     367,500      459,375      551,250      603,750     656,250
  1,100,000 . . . . . . .     192,500     288,750     385,000      481,250      577,500      632,500     687,500
  1,150,000 . . . . . . .     201,250     301,875     402,500      503,125      603,750      661,250     718,750

- ------------
(1) Estimates are based on the provisions of the Employee Retirement Plan (the "Retirement Plan") and the Executive Retirement Plan (the "ERP"), with the following assumptions: (i) Edison's present

     Retirement Plan will be maintained, (ii) optional forms of payment which reduce benefit amounts have not been selected, and (iii) any benefits in excess of limits contained in the Internal Revenue Code of 1986 (the "Code") and any incremental retirement benefits attributable to consideration of the annual bonus or participation in Edison's deferred compensation plans will be paid out of the ERP as unsecured obligations of Edison.

    The Retirement Plans provide monthly benefits at normal retirement age (65 years) based on a unit benefit for each year of service plus a benefit determined by a percentage ("Service Percentage") of the executive's average highest 36 consecutive months of regular salary and, in the case of the ERP, the average highest three bonuses in the last five years prior to attaining age 65. The Service Percentage is based on 1-3/4% per year for the first 30 years of service (52-1/2% upon completion of 30 years' service) and 1% for each year in excess of 30. Individuals hired prior to September 1, 1978 are grandfathered into the benefit provisions of the Retirement Plans as they were then constituted. These grandfathering provisions may provide slightly higher benefits for individuals who have less than 22.7 years of service. The actual benefit determined by the Service Percentage would take into account the unit benefit and be offset
by up to 40% of the executive's primary Social Security benefits.    For
management and administrative employees in service on or after January 1, 1988 (operative employees after January 1, 1989), accrual of years of credited service occurs without regard to attainment of age 65. In addition, periods during which participants receive benefits under the Long-Term Disability Plan also count for credit under the Retirement Plans.

    The normal form of benefit is a life annuity with a 50% survivor benefit following the death of the participant. Retirement benefits are reduced for retirement prior to age 61. The amounts shown in the Pension Table above do not reflect reductions in retirement benefits due to the Social Security offset or early retirement.

    At December 31, 1993, Mr. Bryson had completed 9 years of service, Mr. Danner--1 year, Mr. Fohrer--20 years, Mr. Ray--23 years, and Mr. McCarthy-
- -23 years.

Other Retirement Benefits

    Additional post-retirement benefits are provided pursuant to the Income Continuation Plan and the Survivor Income/Retirement Income Plan under the Executive Supplemental Benefit Program:

    The Income Continuation Plan provides a post-retirement survivor benefit payable to the beneficiary of the Executive Officer following his or her death. The benefit is approximately 22% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. If a Named Officer's final annual compensation were $1.15 million,(1) the beneficiary's estimated annual survivor benefit would be $253,000.

    The Survivor Income/Retirement Income Plan provides a post-retirement survivor benefit payable to the beneficiary of the Executive Officer following his or her death. The benefit is 25% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable for ten years certain. At retirement, an Executive Officer has the right to elect the Retirement Income benefit in lieu of the Survivor Income benefit. The Retirement Income benefit is 10% of final compensation (salary at retirement and the average of the three highest bonuses paid in the five years prior to retirement) payable to the Executive Officer for ten years certain immediately following retirement. If a Named Officer's final annual compensation were $1.15 million,(1) the beneficiary's estimated annual survivor benefit would be $287,500. If a Named Officer were to elect the Retirement Income benefit in lieu of Survivor Income and had final annual compensation of $1.15 million,(1) the Named Officer's estimated annual benefit would be $115,000.

- ------------
(1) For purposes of determining the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers, which is dependent upon final compensation, the highest compensation level in the "Pension Plan Table" above ($1.15 million) has been used.

    The 1985 Deferred Compensation Plan provides a post-retirement survivor benefit. This plan allowed eligible participants in September 1985 to voluntarily elect to defer until retirement a portion of annual salary and annual bonuses otherwise earned and payable for the period October
1985 through January 1990. Messrs. Bryson, Ray and McCarthy participate in this plan. The post-retirement survivor benefit is 50% of the annual deferred compensation payable from the participant's account. Survivor benefit payments begin following completion of the participant's deferred compensation payments. If the named beneficiary is the executive's spouse, then survivor benefits are paid as a life annuity, five years certain; the benefit amount will be reduced actuarially if the spouse is more than five years younger than the executive at the time of the executive's death. If the beneficiary is not the spouse, then benefits are paid for five years only. The annual amounts payable to the surviving beneficiaries of Messrs. Bryson and Ray at age 65 are $1,260,020 and $46,324, respectively. Under Mr. McCarthy's resignation agreement described below in "Employment Contracts and Termination of Employment Agreements," his payments from this plan will begin in 1995. If death occurs before plan payments begin, his beneficiaries will receive $95,625 per year for 10 years. If death occurs after payments begin, his beneficiaries will receive the postretirement survivor benefit described above and the annual amount payable will be $42,060.


Employment Contracts and Termination of Employment Arrangements

    One of the Named Officers, Mr. Danner, executed an employment agreement when he joined SCEcorp and Edison as Senior Vice President and General Counsel in 1992. Upon commencement of his employment, Mr. Danner was conditionally credited with ten years of service with Edison and SCEcorp for purposes of determining benefits under the ERP, and he will accrue an additional year of service for each year of employment he completes.
After three years of service, the conditionally credited years will vest and any subsequent severance will be treated as a retirement for all executive benefit programs. If Mr. Danner ends his employment voluntarily before three years are completed, no executive benefits will be payable except deferred compensation balances and vested stock options. If Mr. Danner's employment is ended involuntarily before he completes three years of service, in addition to the above payments, he will receive one year's salary and a one-year term life insurance policy with a face value of $1 million. In addition, SCEcorp and Edison have agreed to use their best efforts to make available health care coverage until Mr. Danner and his spouse reach age 65 with SCEcorp and Edison bearing the cost over the amount an Edison retiree would bear for coverage in the Edison group plan with the highest deductible.

    One of the Named Officers, Mr. McCarthy, executed an agreement which provided for termination of his employment pursuant to the Edison Involuntary Severance Plan for Management and Administrative Employees and his resignation and retirement as an Executive Officer of Edison effective December 31, 1993. Pursuant to the terms of the severance plan, Mr. McCarthy received four weeks of base pay plus one week of base pay for each year of service which totaled $119,519. Mr. McCarthy was also eligible for the special retirement window offered as part of the program and will receive any other benefits generally available to him as an Edison retiree. Payments under the ERP, the Executive Supplemental Benefit Program, and the Edison deferred compensation plans have been deferred until Mr. McCarthy reaches age 55. The ERP benefit will be calculated as if he were 58 years old with 25 years of service when he retired. Mr. McCarthy's deferred compensation plan accounts will earn an estimated $46,216 of preferential interest (that portion of interest that is considered under SEC rules to be at above-market rates) during the additional deferral period if the plans are not amended or terminated by Edison in the interim. Mr. McCarthy will also receive up to $45,000 of out-placement services to be paid by Edison over a two-year period. In addition to the basic severance benefit, Mr. McCarthy will be paid the sum of $106,500 in June of 1994. Stock options held by Mr. McCarthy were vested upon his termination and shall remain exercisable for their full terms. Mr. McCarthy was paid a $25,000 retainer fee to provide Edison for a period of one year with such information and assistance Edison may require on matters handled by him while he was employed by Edison. Edison shall compensate Mr. McCarthy at the rate of $150 per hour for time actually expended providing such assistance.

Compensation Committees' Report(1)

    The SCEcorp and Edison Compensation Committees ("Committees") have responsibility for all executive compensation programs of the companies. The Committees are composed of the same non-employee directors named at the end of this report.

    The Committees met jointly to consider executive compensation matters for 1993. The SCEcorp Committee determines salaries and administers the annual incentive plan for SCEcorp Executive Officers.(2) The Edison Committee determines salaries and administers the annual incentive plan for Edison Executive Officers. The salaries and annual incentive awards of the Executive Officers of other SCEcorp subsidiaries ("Mission Companies") are determined by their respective boards of directors. However, the SCEcorp Committee reviews the salaries and annual incentive awards of the Executive Officers of the Mission Companies to ensure consistency with overall SCEcorp compensation policies. In addition, the SCEcorp Committee administers the SCEcorp Officer Long-Term Incentive Compensation Plan pursuant to which various incentive awards, including stock options, may be made to Executive Officers of SCEcorp, Edison and the Mission Companies.

Compensation Policies

    The executive compensation programs of SCEcorp and Edison are designed by the Committees to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the companies; and (3) align the interests of senior management with the long-term interests of the companies' shareholders. At present, the basic components of the companies' executive compensation program are base salaries, annual incentive compensation (bonuses), and long-term incentive compensation. The companies also provide broad-based employee benefit plans and certain other executive benefit plans.

    The Committees examined the competitiveness of the companies' compensation structure through an independent survey of the 11 largest electric utilities, 8 large west coast companies and 8 telecommunication companies, essentially the same group of companies which have been utilized for this purpose for the last several years. The surveyed companies provide the Committees with important compensation perspectives within (1) the segment of the electric utility industry most comparable to Edison, (2) the geographic region in which Edison and SCEcorp are located, and (3) the nonregulated and diversified utility industry in which SCEcorp will be competing on an increasing basis in the future, represented by the telecommunication companies. Survey data was reviewed for all three groups, but the Committees elected to base their compensation decisions on data related to the 11 largest electric utilities. Although this group does not include all of the companies comprising the indices depicted in the Stock Performance Graphs, the 11 largest electric companies are all included in the Dow Jones Utility Group Index and are the group of utilities most comparable to SCEcorp and Edison in terms of size. The Committees' strategy for 1993 compensation planning was to target cash compensation through salary and bonus of the top ten executives, in the aggregate, at the median level of the large electric utilities and provide the potential to earn total direct compensation at the 75th percentile through long-term incentives directly linked to competitive performance.

- ------------
(1) Notwithstanding anything to the contrary contained in any document filed by SCEcorp or Edison with the Securities and Exchange Commission ("SEC"), or elsewhere, this report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 ( the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent SCEcorp or Edison specifically incorporate this report by reference therein, and shall not be deemed soliciting material or otherwise be deemed filed under either of such acts.

(2) The term "Executive Officers" as used in this report refers to the Chairman of the Board and Chief Executive Officer, President, elected Vice Presidents, and Secretary of SCEcorp, Edison, and/or other SCEcorp subsidiaries.

    Section 162(m) of the Internal Revenue Code, which became effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Certain exceptions are provided for non-discretionary, performance-related compensation. Compensation realized upon the exercise of non-qualified stock options granted before 1997 under the LTICP would generally not be included in determining whether the deductibility limits are exceeded. Based on their understanding of Section 162(m) in the context of the compensation programs of SCEcorp and Edison, the Committees consider it unlikely that the compensation level of any executive officer in 1994 would exceed the deductibility limits under Section 162(m).

    The Committees will continue to monitor the compensation programs of SCEcorp and Edison in light of the potential impact of Section 162(m), to the extent it is determinable. The Committees' general intent is to design and administer the SCEcorp and Edison compensation programs in a manner that will preserve the deductibility of compensation payments to Executive Officers. However, the Committees may authorize compensation which is not deductible in limited circumstances where it seems appropriate to do so in the overall best interests of the corporations, and consistent with the Committees' other compensation policies described above.

1993 Base Salaries

    Base salary adjustments are considered by the Committees on an annual basis. The Committees examine both the competitiveness of the companies' salary structures and the salaries of individual Executive Officers. The compensation survey indicated that, in the aggregate, base salaries of the Executive Officers were in the lowest quartile of utility companies surveyed.

    The factors considered by the Committees in December 1992, when they set Mr. Bryson's base salary for 1993, included the overall financial performance of the companies, the relationship of his compensation to the average compensation of other chief executive officers of the surveyed companies, and the Committees' assessment of Mr. Bryson's performance as CEO of SCEcorp and Edison. The Committees also considered Mr. Bryson's leadership of the companies, particularly with respect to strategic planning and competitive performance . Based on consideration of these factors, Mr. Bryson's base salary for 1993 was increased by the Committees by 7.14% to $600,000. The Committees believed this increase was appropriate and consistent with their objective to bring the base salary for the Chief Executive Officer to the median level of the 11 largest electric utilities. Even with this increase, the base salary component of Mr. Bryson's compensation remained below the average of those companies. In December 1992, the Committees also approved salary adjustments averaging 7% for the other Executive Officers to recognize individual performance and to bring base salaries closer to the median of the companies surveyed.

Incentive Compensation Awards for 1993 Performance

    Annual incentive compensation is determined on the basis of overall corporate performance and the Committees' assessment of the individual Executive Officer's performance. Awards are made at the discretion of the Committees and are not formula-based. An Edison Corporate Achievement Agenda for 1993 was adopted by the Edison Committee pertaining to Competitive Performance, Customers, Regional Leadership --Community & Environment, Organizational Effectiveness, Regulatory and Public Affairs, and Shareholder Value. Specific performance indicators within each area of achievement were identified, such as achieving a return on rate base within 20 basis points of the authorized return and increasing customer satisfaction by 5% over established baselines.

    When the Committees met in February 1994 to determine annual incentive awards for 1993 performance by Mr. Bryson and the other Executive Officers, they considered whether the stated 1993 objectives for each of the areas of achievement had been attained by Edison and the Mission companies, and reviewed other significant events during the year. In analyzing results, the Committees gave more weight to goals related to the financial performance of the companies. The Committees determined that Edison met or exceeded all of its established objectives. Mission Energy Company was unable to meet its 1993 objectives. Mission First Financial had solid performance, but fell slightly short of its earnings goals. In addition to company performance, the Committees considered the achievement of each officer measured against performance pledges targeted at his or her area of responsibility and the resulting contribution to overall corporate performance. In determining the annual incentive awards for the senior SCEcorp Executive Officers, including Mr. Bryson, the Committees considered the performance of the three major SCEcorp subsidiaries which, as described above, varied significantly.

    Mr. Bryson was eligible for a 1993 annual incentive award of up to 65% of his base salary, or $390,000. The Committees approved an award of $325,000, which was 83% of Mr. Bryson's full award potential. Mr. Bryson's 1993 award was lower than his maximum award potential (and lower than his 1992 award) primarily because of the disappointing results at Mission Energy Company and the decrease in total shareholder return. This reduction was mitigated, to some extent, by the Committees' subjective assessment of Mr. Bryson's overall, individual performance, with particular focus on his role as CEO of SCEcorp and Edison in leading management's efforts to achieve 1993 goals. Factors the Committee found significant were his management of the changing environment at Edison, his leadership in a challenging management transition at Mission Energy Company, and his involvement in national and international issues at the highest levels as a spokesperson and representative of the companies.

    In determining 1993 incentive awards for the other Executive Officers, the Committees considered the corporate results discussed above and evaluated the overall, individual performance of each Executive Officer, including the contributions made toward achieving the 1993 corporate objectives. As a result of this process, annual incentive awards were approved for Edison Executive Officers which totalled 79% of the maximum potential award amount.

Long-Term Compensation Awards

    Long-term compensation is comprised of incentive opportunities under the SCEcorp Long-Term Incentive Compensation Plan. This plan is designed to more closely align the long-term interests of senior management and the companies' shareholders and reward Executive Officers for delivering long-term value to the shareholders of the companies. All options and prices discussed below have been adjusted to reflect the two-for-one SCEcorp stock split effective June 1, 1993.

    Under this Plan, the SCEcorp Committee awarded ten-year nonqualified stock options with dividend equivalents to Executive Officers in 1993.
The options have a three-year vesting cycle and the option price was the fair market value of SCEcorp Common Stock on the date of grant. Based on data obtained in the compensation survey described above, a range of long-term incentive compensation award values was developed. The ranges of values were converted to options using the binomial variation of the Black-Scholes option pricing method. Options were awarded to Executive Officers at the discretion of the Committee. Options covering a total of 297,800 shares, at an option price of $21.9375 per share were granted to Executive Officers in January 1993. Options covering a total of 20,000 shares were granted to a new Executive Officer in August 1993 at an option price of $20.1875 per share.

    The SCEcorp Committee approved a January 1993 award to Mr. Bryson of 44,000 10-year nonqualified stock options with dividend equivalents. This award reflects the Committee's commitment to link a significant portion of Mr. Bryson's compensation directly to the value provided to shareholders by SCEcorp stock and dividends. Although the number of shares to be covered by the options awarded to Mr. Bryson was at the lower end of the range indicated by the survey of competitive companies, the Committee believed the selected amount would be appropriate and consistent with its objective that performance by Mr. Bryson and the companies would translate into value for the shareholders in the form of stock appreciation and dividend growth.

The Mission Companies

    The SCEcorp Committee also reviewed the salaries and annual incentive awards of the Executive Officers of the Mission Companies. Salary actions taken by their respective boards of directors were examined in light of the performance of the companies and survey data of competitive firms to maintain consistency with overall SCEcorp compensation policies.
Incentive Awards were based on company and individual performance in various areas of achievement including Financial Performance, Effective Budgeting and Cost Control, Operational Efficiency, Comprehensive and Effective Business Planning and Development, High Employee Productivity, Capital Access, New Projects and Overall Management Effectiveness. The discretionary 1993 annual incentive awards for the Executive Officers of the Mission Energy Company and Mission First Financial averaged 4% and 80%, respectively, of their maximum possible awards.

                                  Compensation Committees of the
                             SCEcorp and Edison Boards of Directors

                     Charles D. Miller                  Joseph J. Pinola
                         (Chairman)                     E. L. Shannon, Jr.
                     Norman Barker, Jr.                 Daniel M. Tellep
                     Camilla C. Frost


February 17, 1994


Compensation Committee Interlocks and Insider Participation

    The Compensation Committee members whose names appear on the Compensation Committees' Report above were members of the Committees since April 15, 1993.

    Mr. Howard P. Allen was a member of the SCEcorp and Edison Compensation Committees until February 18, 1993. Mr. Allen is a former officer of both SCEcorp and Edison, as well as of several of the nonutility subsidiaries of SCEcorp. Mr. Roy A. Anderson was a member of the SCEcorp and Edison Compensation Committees until April 15, 1993.

Stock Performance Graphs(1)(2)

    Set forth below are two line graphs comparing the yearly percentage change in the cumulative total shareholder return for the last five fiscal years on the SCEcorp Common Stock (assuming an initial investment of $100 on December 31, 1988), based on the market price of the Common Stock and assuming dividend reinvestment, with the cumulative total return for the last five fiscal years of companies in (i) the Standard and Poor's 500 Stock Index ("S&P 500") and the Dow Jones Utility Average Index ("DJUA"), and (ii) the S&P 500 and the Dow Jones Electric Utilities Group Index ("Dow 49"), respectively. Four of the 15 companies in the DJUA are primarily involved in the natural gas industry. The Dow 49 contains 49 utility companies that are only electric or combination (electric and gas) companies. Both indices are published daily in The Wall Street Journal. SCEcorp is included in both the DJUA and the Dow 49.

                              5-Year Returns for SCEcorp, S&P 500 & DJUA


                 12/31/88          12/30/89         12/29/90         12/31/91          12/31/92         12/31/93
SCEcorp          100               130.62           134.57           177.03            177.52           171.69
S&P 500          100               131.69           127.60           166.47            179.15           197.21
DJUA             100               135.63           129.44           149.18            155.26           170.21



                              5-Year Returns for SCEcorp, S&P 500 & Dow 49

                 12/31/88          12/30/89         12/29/90         12/31/91          12/31/92         12/31/93
SCEcorp          100               130.62           134.57           177.03            177.52           171.69
S&P 500          100               131.69           127.60           166.47            179.15           197.21
Dow 49           100               130.84           133.48           173.00            184.86           206.42





























- ------------
(1) Notwithstanding anything to the contrary contained in any document filed by SCEcorp or Edison with the SEC or elsewhere, these graphs shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent SCEcorp or Edison specifically incorporates these graphs by reference therein, and shall not be deemed soliciting material or otherwise be deemed filed under either of such Acts.

(2) The historical stock performance depicted on the graphs is not necessarily indicative of future performance. The Companies will not make or endorse any predictions as to future stock performance or dividends.

Certain Additional Affiliations and Transactions of Nominees and Executive Officers

    In 1993, WRG, a management consulting firm of which Mr. John Danner is a partner, was paid $750,762.68 by Edison and $1,003,069.40 by SCEcorp for consulting services provided in late 1992 and 1993. Mr. Danner is the brother of Bryant C. Danner, Senior Vice President and General Counsel of SCEcorp and Edison.

    In 1992, Mr. Michael R. Peevey entered into a consulting agreement with SCEcorp, effective upon his retirement in 1993 as President and Director of SCEcorp and Edison. Under this agreement, Mr. Peevey will be paid $20,833 monthly for a period of two years. Should this agreement terminate due to Mr. Peevey's resignation to accept a full-time governmental position in which he is precluded from continuing as a consultant, he is entitled to a lump-sum payment equal to $10,417 multiplied by the number of months remaining between his resignation and the second anniversary of the date of his retirement from SCEcorp.

    SCEcorp and Edison believe that any transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Exchange Act requires SCEcorp's and Edison's respective Directors and Officers, and persons who own more than 10% of a registered class of SCEcorp's or Edison's respective equity securities, to file reports of ownership and changes in ownership of such equity securities with the SEC and the New York Stock Exchange, Inc. Directors, Officers and greater than 10% shareholders are required by SEC regulations to furnish SCEcorp or Edison, as the case may be, with copies of all
Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the respective companies, or written representations that no Forms 5 were required, SCEcorp and Edison, respectively, believe that from January 1, 1993 through December 31, 1993, their Directors, Officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that three reports covering three transactions were filed late by
H. E. Morgan, Jr., an Edison Officer, and one report covering one transaction was filed late by Michael R. Peevey, an SCEcorp and Edison Officer and Director. Each transaction was in SCEcorp Common Stock. Messrs. Morgan and Peevey retired on March 1, 1993.

Committees and Compensation of the Boards of Directors

    The Committees of each of the SCEcorp and Edison Boards are the Executive Committee, Audit Committee, Finance Committee, Compensation Committee and Nominating Committee. The major functions of each of these committees are described briefly below. The composition of each respective committee is the same for SCEcorp and Edison.

    Executive Committees. Each Executive Committee is empowered to exercise the authority of the SCEcorp or Edison Board, as applicable, in the management of the business and the affairs of SCEcorp or Edison, as applicable, between meetings of the SCEcorp or Edison Board, as applicable, except to the extent limited by the California General Corporation Law.

    Audit Committees. Each Audit Committee meets regularly with the management of SCEcorp or Edison, as applicable, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and reports thereon to the SCEcorp or Edison Board, as applicable. In addition, each Audit Committee recommends to the SCEcorp or Edison Board, as applicable, the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of audit and other engagements and the related fees, the accounting principles being applied by SCEcorp or Edison, as applicable, in financial reporting, the scope of internal financial auditing procedures and the adequacy of internal accounting controls.

    Finance Committees. Each Finance Committee, formerly the Budget Committee, regularly reviews the financial structure of their respective companies. In addition, the SCEcorp Finance Committee reviews the financial planning process and investment outlook for SCEcorp and its nonutility subsidiaries, and approves certain committed investments thereof. The Edison Finance Committee reviews the five year capital expenditure outlook, financing plans, total revenue requirements and earnings trends of Edison as well as approving certain capital projects.

    Compensation Committees. Each Compensation Committee periodically reviews the compensation of the SCEcorp or Edison Executive Officers, as applicable, and approves appropriate adjustments which are reported to the SCEcorp or Edison Board, as applicable. Additional information as to the Compensation Committees' duties are described in the "Compensation Committees' Report" above.

    Nominating Committees. Each Nominating Committee periodically consults with the management of SCEcorp or Edison, as applicable, reviews suggestions of candidates for Director made by shareholders and makes recommendations to the SCEcorp or Edison Board, as applicable, regarding the composition of the SCEcorp or Edison Board, as applicable, and selection of individual candidates for election to the SCEcorp or Edison Board, as applicable. Suggestions by shareholders for candidates should be submitted in writing, accompanied by biographical material for evaluation and sent to the office of the Secretary, SCEcorp and/or Edison, P.O. Box 800, Rosemead, California 91770.

    Compensation of Directors. During 1993, each Director who was not an Executive Officer of SCEcorp or Edison received $20,000 plus $1,200 for each meeting attended. Each Director who was not an Executive Officer and was a member of an Executive Committee received $2,000 in 1993 plus $1,000 for each meeting of that Committee attended. Each Director who was not an Executive Officer and was a member of an Audit Committee, Finance Committee, Compensation Committee or Nominating Committee received $1,000 for each meeting of those Committees attended. Each Director who was not an Executive Officer and was a Chairman of any of the Committees received $3,000 in 1993.

    Since each Director serves on both SCEcorp and Edison Boards and the same committees of each Board, the yearly retainers and meeting fees described above represent aggregate amounts for such service on both the SCEcorp and Edison Boards, except that separate meeting fees are paid for each meeting of one of the SCEcorp or Edison Boards, or one of the committees, that is not held in conjunction with a meeting of the corresponding Board or committee. It is the usual practice of SCEcorp and Edison that meetings of the SCEcorp and Edison Boards, and of corresponding committees, are held in conjunction with each other and a single meeting fee is paid to each Director for each set of meetings.

    Pursuant to the SCEcorp Director Incentive Compensation Plan, which was approved by the SCEcorp shareholders in 1992, each Director of SCEcorp and Edison is automatically granted 200 shares of SCEcorp Common Stock upon election or reelection to their respective Boards. Directors serving on both Boards receive only one award per year.

    SCEcorp and Edison maintain identical retirement plans for Directors. Under the terms of the plans, retiring or resigning Directors in good standing who have reached age 65 with at least five years of service on the SCEcorp or Edison Board are entitled to receive an annual retirement benefit in the amount of the yearly retainer and 10 monthly meeting fees as in effect on the date of termination of service. These amounts will be paid quarterly to the retired or resigned Director (or, upon death, to his or her spouse) for an interval equal to the term of service on the SCEcorp or Edison Board. Certain periods of uninterrupted government service are taken into account for benefit purposes. Such service must have (i) been completed before 1982, (ii) required a break in service from the Board, and (iii) been followed by reelection to the Board. Simultaneous service on both Boards does not duplicate benefits earned under the plans.

    Under the terms of the Edison 1985 Deferred Compensation Plan for Edison Directors who were on the Board and enrolled in the Plan in September
1985, Directors were eligible to defer up to $94,350 of their compensation from October 1, 1985 through December 31, 1989. These amounts are deferred until the participant ceases to be a Director, dies or attains a predetermined age of at least 65, but no greater than 72.  The account may be paid in installments of 10 or 15 equal annual installments or 120 or 180 equal monthly installments. If a participant dies before payments have begun, his or her beneficiary will receive the account payments over the term elected by the participant. In addition, the beneficiary will receive annual payments equal to 75% of the participant's total deferred commitment for ten years. If a participant dies after payments have begun, the remainder of his or her account will continue to be paid to the
beneficiary.   Following  the  completion  of  these  payments, if the
beneficiary is the surviving spouse, the person will be entitled to a five-year certain life annuity equal to 50% of the payments the participant had been receiving. If the beneficiary is someone other than a spouse, such payments will be made for five years only. Preferential interest (interest considered under SEC rules to be at above-market rates) in the amounts of $5,867, $12,526, $9,380, $12,526, $12,526, $12,526, $12,526, $12,526, and $12,526, were credited in 1993 on the accounts of Messrs. Anderson, Barker, Christopher, Gerken, Hanley, Huntsinger, Rosser, Segerstrom, and Zapanta, respectively. All amounts payable under this plan are treated as unsecured obligations of Edison.

    Under the Deferred Compensation Plans for Edison Directors from 1987 to 1989, Directors were eligible to defer up to 100% of their annual retainer and 12 monthly meeting fees. Since 1990, Directors are eligible to defer up to 100% of their Board compensation, including any retainers, and any meeting fees. These amounts are deferred until a specified year, retirement, death or discontinuance of service as a Director.
Compensation deferred until a specified year may be paid as a single lump sum or in 12 monthly payments. Compensation deferred until retirement or death may be paid as a single lump sum or in monthly installments for 60 months or 120 months. Compensation deferred until discontinuance of service as a Director may be paid as a single lump sum or in three annual installments. Preferential interest (interest considered under the SEC rules to be at above-market rates) in the amounts of $4,070, $351, $4,499, $3,850, $4,118, $3,263, $3,618, and $171, were credited in 1993 on the accounts of Messrs. Anderson, Christopher, Gerken, Huntsinger, Rosser, Segerstrom, Shannon, and Smith, respectively. All amounts payable under these plans are treated as unsecured obligations of Edison.

    In 1990, following his retirement as Chairman of the Board, President and Chief Executive Officer of SCEcorp and Edison, Mr. Allen entered into a consulting agreement with Edison. In 1993, Mr. Allen received $250,000 as compensation for his services under the consulting agreement and will continue to be compensated at an annual rate of $250,000 through December 31, 1995.

Meetings and Attendance

    During 1993, the SCEcorp and Edison Audit Committees met four times each, the Finance Committees met four times each, the Compensation Committees met six times each, and the Nominating Committees met once. The Edison Executive Committee met eight times, while the SCEcorp
Executive Committee met once. The SCEcorp and Edison Boards met 10 times each during 1993.

    During 1993, all Directors attended 75% or more of the aggregate total meetings of the SCEcorp and Edison Boards (held during the period for which each person had been a Director) and Committees of the SCEcorp and Edison Boards on which they served (during the periods that each person served) with the exception of Mr. Huntsinger. However, Mr. Huntsinger attended 80% of the aggregate total meetings of the SCEcorp and Edison Boards held during 1993.

                                        SCEcorp SHAREHOLDERS ONLY
                              ITEM NO. 2 -- SHAREHOLDER PROPOSAL REGARDING
                               EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

    The following proposal has been submitted by a shareholder for action at the SCEcorp annual meeting. To be approved, this proposal must receive affirmative votes from a majority of the shares represented and voted at the annual meeting, including only votes actually cast and excluding abstentions and broker non-votes. Proxies solicited by the Board of Directors will be voted "AGAINST" this proposal unless shareholders specify otherwise in their proxies.

    The name, address and the number of shares held by the proponent will be furnished, either orally or in writing as requested, promptly upon receipt of any oral or written request to SCEcorp. Written requests should be addressed to the Secretary of SCEcorp, P.O. Box 999, Rosemead, California 91770; oral requests should be directed to (818) 302-1391.

Shareholder Proposal

    "RESOLVED: That the shareholders of SCE Corporation recommend that the Board of Directors take the necessary steps to institute a salary ceiling such that no senior executive officer or director or consultant acting in the capacity of an executive officer or director of the Company receive a combined salary and other compensation which is more than one hundred fifty percent (150%) of the salary provided to the President of the United States."

Statement of Proponent Supporting this Recommendation

    "There is no corporation which exceeds the size or has the complexity of the government of the United States run by the President of the United States. Even most government agencies far exceed the size, as measured by personnel and budget of any private corporation. The President of the United States receives a salary of $200,000, while the heads of agencies and even members of Congress are paid somewhat in excess of $100,000.

    "In order to overcome even the appearance that officers of public corporations run the corporations for their benefit rather than for the benefit of the shareholders, the salary and compensation should not exceed that set forth above. Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, the compensation increases even as profits fall. Thus, it is clear that compensation does not usually serve as an incentive for a better run or more profitable corporation. Any officer who believes he can better his corporation should be sufficiently motivated by stock options or by his purchase of stock on the open market.

    "There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the `hands off' policy of Boards of Directors. Many Qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and they would have no hesitation to serve under the aforementioned ceiling on compensation.

    "If you agree, please mark your proxy FOR this resolution."

Recommendation of Your Board of Directors "AGAINST" This Proposal

    It is unclear whether the proponent intended this proposal to apply to SCEcorp alone or to SCEcorp and its subsidiaries. If intended to apply to SCEcorp, the proposal would be impossible to implement since SCEcorp has no employees. If intended to apply to SCEcorp and its subsidiaries, including Edison, the proposal raises many other concerns.

    For example, if applied to SCEcorp and its subsidiaries, the Board of Directors believes that a salary ceiling would severely limit the companies' ability to recruit, motivate and retain talented senior officer employees. In addition, the proposal would unduly restrict management's discretion and ability to hire consultants necessary to efficiently perform numerous services relating to the companies' day-to-day operations. Such consultants might include outside experts in financial, accounting, engineering, legal, computer systems, and insurance fields.

    Many factors properly cause a company's management to pay an individual more compensation than the proposal suggests. For example, setting compensation levels for employees or potential employees requires management to consider, among other things, the company's financial condition and personnel requirements, an individual employee's value to the company, the employee's prior experience and compensation history, and the industry's prevailing compensation levels in the industry for similar positions. Outside consultant compensation is determined by market forces of supply and demand for individuals having the expertise to provide needed services.

    The proposal introduces a compensation limit which has no rational connection to the companies' business or the industries in which they operate. If the proposal were implemented, there is a substantial risk that employees and consultants affected by the proposed compensation ceiling would not choose to be employed by the companies should competitive market forces place a higher value on their services. Considering the competitive markets in which Edison and the Mission Companies operate, the Board does not believe that there are, as stated by the proponent, "[m]any [q]ualified people [who] would gladly step in and do as good a job as the incumbent officers," under the proposed salary ceiling. Individuals whose compensation might exceed the proposed limits are generally exceptionally qualified and are in great demand. There is a limited number of such people that could be hired by the companies.

    The proposal recommends that no executive officer or director receive a combined salary "and other compensation" of more than 150% of the salary of the President of the United States. The proposal is misleading in that it fails to describe the full range of benefits that the President receives. In addition to $200,000 per year base compensation, the President receives considerable sums for general and residential expenses, for expenses to meet unanticipated needs, and for other office expenses including vehicles, supplies, travel and entertainment. Furthermore, the President is the beneficiary of a generous pension. The proposal does not address whether benefits provided by the companies (such as profit sharing, health insurance, and pension plans) are included in the definition of "other compensation" and therefore limited by the proposal. It would be difficult for the proposal to be implemented due to this vagueness.

    For these reasons, your Board of Directors recommends a vote "AGAINST" this proposal.

Stock Ownership of Certain Shareholders

    The following table presents certain information regarding shareholders who are known to SCEcorp or Edison to be beneficial owners of more than 5% of any class of SCEcorp's or Edison's voting securities as of December 31, 1993:

                                                                                       Amount and
                                                                                        Nature of
                                                                                       Beneficial        Percent
Class of Stock                          Name and Address of Shareholder               Ownership(1)      of Class
- --------------                          -------------------------------               ------------      --------

Edison Common Stock                     SCEcorp                                      434,888,104(2)        100%
                                        2244 Walnut Grove Avenue
                                        Rosemead, California 91770

Edison                                  IDS Financial Corporation                        205,750(3)        5.9%
$100 Cumulative                         IDS Tower 10
Preferred Stock                         Minneapolis, Minnesota 55440


SCEcorp Common Stock                    First Interstate Bancorp                      53,053,898(4)        11.9%
                                        633 W. Fifth Street
                                        Los Angeles, California 90017

- ------------
(1)  Unless otherwise indicated, shares are held in shareholder's name.

(2) In the formation of the holding company, SCEcorp became the holder of all issued and outstanding shares of Edison Common Stock on July 1, 1988. This amount has been adjusted for the two-for-one split of SCEcorp Common Stock effective June 1, 1993.

(3) Shareholder shares voting and investment power with American Express Company, American Express Tower, World Financial Center, New York, New York 10285; however, American Express has disclaimed beneficial ownership of the reported shares.

(4) Shares are generally held in trust by certain of First Interstate Bancorp's subsidiary banks in their fiduciary capacities. One such subsidiary, First Interstate Bank of California, acts as Trustee for Edison employees participating in the SSPP and the ESOP. In such capacities it held, as of December 31, 1993, 51,829,241 shares of the class, or 11.5%, in its nominee names. SSPP and ESOP Plan shares are voted in accordance with instructions given by employees, whether vested or not. SSPP shares for which instructions are not received may be voted by the Trustee in its discretion. ESOP shares for which instructions are not received by the Trustee will not be voted.

                                     INDEPENDENT PUBLIC ACCOUNTANTS

     The SCEcorp and Edison Boards have appointed Arthur Andersen & Co. as independent public accountants to conduct the annual examination of the financial statements of SCEcorp and Edison for the year ending December 31, 1994. Arthur Andersen & Co. is an international public accounting firm which provides leadership in public utility accounting matters.

     Representatives of Arthur Andersen & Co. are expected to be present at the respective annual meetings of SCEcorp and Edison. At the annual meeting they will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETINGS

     Under the SCEcorp and Edison Bylaws, shareholders intending to bring any business before an Annual Meeting of Shareholders of either SCEcorp or Edison, including nominations of persons for election as directors, must give written notice to the Secretary of SCEcorp or Edison, as the case may be, of the business to be presented. The notice must be received at the SCEcorp or Edison offices within the periods and must be accompanied by the information and documents specified in their respective bylaws. A copy of the bylaws may be obtained by writing to the Secretary of SCEcorp or Edison.

     Assuming that the 1995 Annual Meetings of Shareholders are held on April 20, 1995, as currently specified by the bylaws, the period for the receipt by either company of notice of business to be brought by shareholders before the 1995 Annual Meetings of Shareholders will commence on December 21, 1994 and end on February 19, 1995.

     Shareholder proposals intended to be included in SCEcorp's or Edison's respective proxy statement and forms of proxy relating to their respective 1995 annual meetings must be received by SCEcorp or Edison, as the case may be, no later than November 3, 1994, under the SEC's shareholder proposal rule.

Availability of Form 10-K

     The SCEcorp and Edison Annual Reports on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, for the fiscal year ended December 31, 1993, will be furnished without charge to their respective shareholders upon written request. This report is expected to be available for distribution after March 31, 1994. A copy may be requested by writing to Treasurer's Department, Attention: Long-Term Finance, SCEcorp, 2244 Walnut Grove Avenue, P.O. Box 999, Rosemead, California 91770, or Treasurer's Department, Long-Term Finance, Southern California Edison Company, 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770, as the case may be.

                                              OTHER MATTERS

     If any matters not referred to in the proxy properly come before the meeting, including shareholder proposals which have been excluded pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8"), the persons named in the proxy will vote the shares represented thereby in accordance with their judgment. Discretionary authority to do so is included in the proxy.

     The SCEcorp and Edison Boards of Directors were not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

Dated March 11, 1994.
                                           For the Boards of Directors,

                                           KENNETH S. STEWART, Secretary
                                           SCEcorp and
                                           Southern California Edison Company

Southern California Edison Company
P.O. Box 350
Rosemead, CA 91770

March 4, 1994

(NAME/ADDRESS OF SHAREHOLDER)

Dear Shareholder:

I would like to invite you to the 1994 Annual Meetings of Shareholders, to be held at 10 a.m. on April 21, 1994, at Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California.

I hope you will be able to join us to review the year and take a look at what the future holds for the Companies. The meeting room will be open for admission at 9 a.m., and I suggest you arrive early. Although we have overflow space, seating is limited in the meeting room and will be filled on a first-come basis. Complimentary coffee, tea, juice, and pastries will be served prior to the meeting. IF YOU DO ATTEND, PLEASE BE SURE TO BRING THE ADMISSION TICKET THAT APPEARS ON THE REVERSE SIDE OF THIS LETTER. A shareholder that is a corporation, partnership, association, or other organization or entity will be limited to three authorized representatives at the meeting.

Whether or not you plan to be at the meeting, it is important that you exercise your right to vote as a shareholder of SCEcorp and/or Southern California Edison. PLEASE VOTE ON THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

We look forward to seeing you at the meeting, and on behalf of the management and directors of SCEcorp and Edison, I want to thank you for your continued support and confidence in 1994.

Sincerely,
Kenneth S. Stewart
Kenneth S. Stewart
Corporate Secretary

        Admission Ticket on Reverse -- Fold and Tear Here

- -----------------------------------------------------------------------
The Board of Directors Recommends a vote FOR the item regarding:

(1)  ELECTION OF DIRECTORS:
            FOR  ___                       WITHHOLD  ___                      (INSTRUCTIONS: To withhold authority to vote for any
     all nominees listed                   Authority to vote                  individual nominee, write that nominee's name in the
     on the reverse side                   for all nominees                   space provided below.)
     (except as marked to                  on the reverse
     the contrary to the                   side                               ____________________________________________________
     right)


If you plan to attend the Annual Meeting please mark this box  ____

                              PLEASE MARK ALL
_______________________       CHOICES LIKE THIS   X
    ACCOUNT NUMBER                               ---

SIGNATURE _________________ DATE_______

SIGNATURE _________________ DATE_______

                                   GRAPHIC CONTAINING LOCATION TO
                                            MEETING FACILITY

                                            ADMISSION TICKET
                                                SCEcorp
                                    Southern California Edison Company
                                     Annual Meetings of Shareholders

                                   INDUSTRY HILLS AND SHERATON RESORT
                                       ONE INDUSTRY HILLS PARKWAY
                                      CITY OF INDUSTRY, CALIFORNIA

                                             APRIL 21, 1994
                                                 10 AM


Southern California Edison Company
P.O. Box 350
Rosemead, CA 91770

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     JOHN E. BRYSON and ALAN J. FOHRER are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California, on April 21, 1994, at 10:00 a.m., or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersign would possess if personally present at the meeting on the matter listed on the other side.

     The proxies are instructed to vote as indicated on the other side. WHERE NO INDICATION IS SHOWN, THEY ARE TO VOTE FOR ITEM 1. In addition, they may vote in their discretion on such other matters as may properly come before the meeting.

                                         NOMINEES FOR DIRECTORS
                                         ----------------------

                          H. P. ALLEN                         N. BARKER, JR.
                          J. E. BRYSON                        C. C. FROST
                          W. B. GERKEN                        J. C. HANLEY
                          C. F. HUNTSINGER                    C. D. MILLER
                          L. G. NOGALES                       J. J. PINOLA
                          J. M. ROSSER                        H. T. SEGERSTROM
                          E. L. SHANNON, JR.                  R. H. SMITH
                          D. M. TELLEP                        J. D. WATKINS
                          E. ZAPANTA

Southern California Edison
P.O. Box 350
2244 Walnut Grove Avenue
Rosemead, CA 91770

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   JOHN E. BRYSON and ALAN J. FOHRER are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California, on April 21, 1994, at 10 a.m., or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matter listed on the other side.

   The proxies are instructed to vote as indicated on the other side. WHERE NO INDICATION IS SHOWN, THEY ARE TO VOTE FOR ITEM 1. In addition, they may vote in their discretion on such other matters as may properly come before the meeting.

                                         NOMINEES FOR DIRECTORS
                                         ----------------------

                          H. P. ALLEN                         N. BARKER, JR.
                          J. E. BRYSON                        C. C. FROST
                          W. B. GERKEN                        J. C. HANLEY
                          C. F. HUNTSINGER                    C. D. MILLER
                          L. G. NOGALES                       J. J. PINOLA
                          J. M. ROSSER                        H. T. SEGERSTROM
                          E. L. SHANNON, JR.                  R. H. SMITH
                          D. M. TELLEP                        J. D. WATKINS
                          E. ZAPANTA

                                                 (OVER)

THE DIRECTORS    1.  ELECTION OF DIRECTORS        ___ FOR THE NOMINEES       ___ WITHHOLD
RECOMMEND A          (see list on other               LISTED (EXCEPT AS          VOTE ON ALL
VOTE OF "FOR"        side)...................         WRITTEN TO THE             NOMINEES
                                                      CONTRARY AT LEFT)          LISTED

                LIMITED TO:

                 _________                      SHARES Cumulative Preferred
                                                Stock, 4.08%, 4.24%, 4.32%,
                                                4.78%, 5.80%, and 7.36% Series

                 _________                      SHARES $100 Cumulative
                                                Preferred Stock, 6.05%, 6.45%
                                                7.23%, and 7.58% Series


SIGNATURE ___________________  _____   IMPORTANT: PLEASE SIGN EXACTLY AS NAME
                               DATED   APPEARS ON THIS PROXY. WHEN SIGNING AS
                                       ATTORNEY, EXECUTOR, TRUSTEE, GUARDIAN,
_____________________________          CORPORATE OFFICER, ETC., PLEASE INDICATE
TITLE                                  FULL TITLE.

Southern California Edison Company
P.O. Box 350
Rosemead, CA 91770

March 4, 1994

(NAME/ADDRESS OF SHAREHOLDER)

Dear Shareholder:

As you requested last year, we have not enclosed an Annual Report with this package. We are required to send you a proxy card and proxy statement for each of your accounts; therefore, an annual report will be enclosed in whichever account you designated as your primary account.

I would like to invite you to the 1994 Annual Meetings of Shareholders, to be held at 10 a.m. on April 21, 1994, at Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California.

I hope you will be able to join us to review the year and take a look at what the future holds for the Companies. The meeting room will be open for admission at 9 a.m., and I suggest you arrive early. Although we have overflow space, seating is limited in the meeting room and will be filled on a first-come basis. Complimentary coffee, tea, juice, and pastries will be served prior to the meeting. IF YOU DO ATTEND, PLEASE BE SURE TO BRING THE ADMISSION TICKET THAT APPEARS ON THE REVERSE SIDE OF THIS LETTER. A shareholder that is a corporation, partnership, association, or other organization or entity will be limited to three authorized representatives at the meeting.

Whether or not you plan to be at the meeting, it is important that you exercise your right to vote as a shareholder of SCEcorp and/or Southern California Edison. PLEASE VOTE ON THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

We look forward to seeing you at the meeting, and on behalf of the management and directors of SCEcorp and Edison, I want to thank you for your continued support and confidence in 1994.

Sincerely,
Kenneth S. Stewart
Kenneth S. Stewart
Corporate Secretary

         Admission Ticket on Reverse -- Fold and Tear Here

- -----------------------------------------------------------------------
The Board of Directors Recommends a vote FOR the item regarding:

(1)  ELECTION OF DIRECTORS
            FOR ___                        WITHHOLD ___                     (INSTRUCTIONS: To withhold authority to vote for any
     all nominees listed                   Authority to vote                individual nominee, write that nominees name in the
     on the reverse side                   for all nominees                 space provided below.)
     (except as marked to                  on the reverse
     the contrary to the                   side                             ____________________________________________________
     right)

If you plan to attend the Annual Meeting please mark this box  ___

                             PLEASE MARK ALL
                             CHOICES LIKE THIS  X
________________________                       ---
    ACCOUNT NUMBER

SIGNATURE _________________ DATE_______

SIGNATURE _________________ DATE_______

                                     GRAPHIC CONTAINING LOCATION TO
                                            MEETING FACILITY

                                             ADMISSION TICKET
                                                 SCEcorp
                                    Southern California Edison Company
                                      Annual Meetings of Shareholders

                                   INDUSTRY HILLS AND SHERATON RESORT
                                       ONE INDUSTRY HILLS PARKWAY
                                      CITY OF INDUSTRY, CALIFORNIA

                                             APRIL 21, 1994
                                                 10 a.m.

                                        Detach Proxy Card Here

Southern California Edison Company
P.O. Box 350
Rosemead, CA 91770

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     JOHN E. BRYSON and ALAN J. FOHRER are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at Industry Hills and Sheraton Resort, One Industry Hills Parkway, City of Industry, California, on April
21, 1994, at 10:00 a.m., or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matter listed on the other side.

     The proxies are instructed to vote as indicated on the otherside. WHERE NO INDICATION IS SHOWN, THEY ARE TO VOTE FOR ITEM 1. In addition, they may vote in their discretion on such other matters as may properly come before the meeting.

                                         NOMINEES FOR DIRECTORS
                                         ----------------------

                          H. P. ALLEN                         N. BARKER, JR.
                          J. E. BRYSON                        C. C. FROST
                          W. B. GERKEN                        J. C. HANLEY
                          C. F. HUNTSINGER                    C. D. MILLER
                          L. G. NOGALES                       J. J. PINOLA
                          J. M. ROSSER                        H. T. SEGERSTROM
                          E. L. SHANNON, JR.                  R. H. SMITH
                          D. M. TELLEP                        J. D. WATKINS
                          E. ZAPANTA